UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 4, 2019

Adhera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4721 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	919-578-5901

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On April 4, 2019, Adhera Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Nancy R. Phelan, pursuant to which Ms. Phelan was appointed to serve as Chief Executive Officer of the Company, effective immediately (the “Commencement Date”). Effective at such time, Ms. Phelan was also appointed to serve as Secretary of the Company. In connection with the appointment of Ms. Phelan as Chief Executive Officer and Secretary of the Company, Robert C. Moscato, Jr. resigned from such positions, and also from his position as a member of the Board of Directors of the Company (the “Board”), effective immediately.

Ms. Phelan has served as a director of the Company since October 2018. Ms. Phelan is an accomplished senior executive and thought leader with over 20 years’ success in the healthcare and biotech industries. She is a passionate and compassionate leader of high performing teams with deep expertise in designing effective customer marketing strategies and building commercial capabilities that drive performance. From July 2017 until September 2018, Ms. Phelan served as Senior Vice President, Commercial Growth at Outcome Health, where her responsibilities included driving innovation and commercial growth for the world’s largest platform for actionable health intelligence. Ms. Phelan has also served since January 2018 as an Executive Advisor before transitioning to Chief Business Officer in October 2018 for Innate Biologics (a pioneer in targeting, preventing and treating inflammation), since April 2018 as an Independent Board Member for FemmePharma Consumer Healthcare, since August 2018 as an Advisory Board Member for Eved (a technology platform for B2B payment and meetings and events transparency), since May 2018 as a member of the Pharma Digital Health Roundtable Steering Committee, since March 2019 as a member of the Board of Managers of HATCH@Takeda, and from September 2018 until March 2019 as a member of the Commercial Advisory Board of The Medicines Company. From September 2011 until December 2016, Ms. Phelan held roles of increasing responsibility for Bristol-Myers Squibb Company (“BMS”), including Vice President, U.S. Customer Strategy and Operations and Head, Worldwide Commercial Operations. Prior to her time at BMS, from October 2004 until September 2011, Ms. Phelan held leadership roles in global and U.S. marketing at Wyeth, which was acquired by Pfizer Inc. in 2009, including Executive Director in Commercial Development, and established a best in class customer and digital marketing organization. Ms. Phelan, age 50, received a BA with Honors from Franklin & Marshall College and completed coursework in Villanova University’s MBA program.

Ms. Phelan has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Ms. Phelan had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The Employment Agreement provides for a three year term and a base salary of $360,000 per year, which is subject to review and adjustment by the Board from time to time. Ms. Phelan shall be eligible for an annual discretionary cash bonus with a target of 50% of her base salary, subject to her achievement of any applicable performance targets and goals established by the Board.

If the total amount of sales recognized by the Company less the sum of any returns, rebates, chargebacks and distribution discounts (“Net Product Revenue”) for the portion of the 2019 fiscal year starting on the Commencement Date and ending on the last day of the 2019 fiscal year (the “Prorated 2019 Fiscal Year”) equals or exceeds $1.2 million, as determined by the Company’s auditors, then the Company shall pay to Ms. Phelan a bonus (the “2019 Revenue Bonus”) equal to $100,000 multiplied by a fraction, the numerator of which is the number of days in the Prorated 2019 Fiscal Year during which Ms. Phelan is an employee in good standing with the Company and the denominator of which is 365. Also, if the daily volume weighted average price of the common stock of the Company (the “Common Stock”) on the trading market or exchange on which the Common Stock is then listed or quoted for trading is not less than $2.00 per share (as adjusted for any stock splits, combinations or similar events) for a sixty (60) consecutive day period beginning on any day within the Prorated 2019 Fiscal Year, then the Company shall pay to Ms. Phelan a bonus (the “2019 Stock Price Bonus”) equal to $100,000 multiplied by a fraction, the numerator of which is the number of days in the Prorated 2019 Fiscal Year during which Ms. Phelan is an employee in good standing with the Company and the denominator of which is 365.

Pursuant to the Employment Agreement, the Company granted to Ms. Phelan options to purchase up to 1,500,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the Commencement Date, which options shall vest as follows: (i) options to purchase up to 400,000 shares of Common Stock shall vest on the Commencement Date; (ii) options to purchase up to 600,000 shares of Common Stock shall vest in equal monthly installments for a two (2) year period beginning on the first anniversary of the Commencement Date; (iii) options to purchase up to 250,000 shares of Common Stock shall vest on the date that the Company determines that Ms. Phelan has earned the 2019 Revenue Bonus; and (iv) options to purchase up to 250,000 shares of Common Stock shall vest on the date that the Company determines that Ms. Phelan has earned the 2019 Stock Price Bonus. The options were granted under the Company’s 2018 Long-Term Incentive Plan.

Ms. Phelan is eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

If Ms. Phelan’s employment is terminated by the Company without “Cause” or by Ms. Phelan for “Good Reason” (each as defined in the Employment Agreement), in each case subject to Ms. Phelan entering into and not revoking a separation agreement in a form acceptable to the Company, Ms. Phelan will be eligible to receive:

●	accrued benefits under the Employment Agreement through the termination date, including base salary and unreimbursed business expenses;

●	severance payments equal to her then-current base salary for the Severance Period (i.e., a period equal to (i) twelve (12) months or (ii) in the event the Company terminates Ms. Phelan’s employment for any reason other than Cause within six (6) months following a Change of Control (as defined in the Employment Agreement), eighteen (18) months);

●	vesting of all options granted to Ms. Phelan under the Employment Agreement that would have vested during the Severance Period had she remained employed with the Company through the end of the Severance Period; and

●	if Ms. Phelan timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Ms. Phelan and her covered dependents prior to the date of termination, until the end of the Severance Period.

If Ms. Phelan’s employment is terminated by the Company for Cause, by Ms. Phelan other than for Good Reason, or as a result of Ms. Phelan’s death or permanent disability, Ms. Phelan (or her estate, if applicable) will be entitled to receive accrued benefits under the Employment Agreement through the termination date, including base salary and unreimbursed business expenses.

Subject to any termination, Ms. Phelan will be subject to a confidentiality covenant, a 12-month non-competition covenant and a 24-month non-solicitation covenant.

The foregoing summary of the material terms of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Resignation of Chief Executive Officer

On April 4, 2019, Robert C. Moscato, Jr. resigned as the Chief Executive Officer and Secretary of the Company, and as a member of the Board, effectively immediately. In connection with Mr. Moscato’s resignation, Mr. Moscato and the Company entered into a Settlement Agreement dated April 4, 2019 (the “Settlement Agreement”).

Pursuant to the Settlement Agreement, Mr. Moscato executed and delivered a general release of claims in favor of the Company and affirmed his obligations to be bound by the non-competition covenant with respect to hypertension products contained in the Settlement Agreement and the other restrictive covenants contained in that certain Employment Agreement dated June 18, 2018 by and between Mr. Moscato and the Company.

Also pursuant to the Settlement Agreement, the Company: (A) agreed to make severance payments to Mr. Moscato in the aggregate amount of $360,000, with $90,000 to be paid immediately and with the remaining amount to be paid over a nine month period thereafter in accordance with normal payroll practices (with accelerated payment if the Company completes a bona fide capital raising transaction yielding gross proceeds to the Company in the amount of not less than $4,000,000 (a “Financing Event”) prior to the one year anniversary of the Settlement Agreement); (B) agreed that options to purchase up to 250,000 shares of Common Stock that were granted to Mr. Moscato on July 10, 2018 and that were to vest on July 10, 2019 shall vest in full immediately (the “Accelerated Options”); (C) agreed that the period during which Mr. Moscato would be able to exercise the Accelerated Options and the options to purchase up to 250,000 shares of Common Stock that were granted to Mr. Moscato on July 10, 2018 and that vested on such date shall be extended to one year following the date of the Settlement Agreement; (D) agreed that it would upon request, and subject to certain conditions, purchase from an entity controlled by Mr. Moscato, for a purchase price of $200,000, such number of shares of the Series F Convertible Preferred Stock of the Company and warrants to purchase shares of Common Stock as were purchased by such entity from the Company on July 12, 2018 if the Company completes a Financing Event prior to the one year anniversary of the Settlement Agreement; (E) agreed to reimburse Mr. Moscato for premiums that he pays with respect to COBRA coverage for a period of one year following the date of the Settlement Agreement; and (F) executed and delivered a general release of claims in favor of Mr. Moscato.

The foregoing summary of the material terms of the Settlement Agreement is qualified in its entirety by reference to the complete text of the Settlement Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 8.01. Other Matters.

The Company issued a press release regarding the matters described in Item 5.02, which press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1#	Employment Agreement, dated April 4, 2019, by and between Adhera Therapeutics, Inc. and Nancy R. Phelan.

10.2#	Settlement Agreement, dated April 4, 2019, by and between Adhera Therapeutics, Inc. and Robert R. Moscato, Jr.

99.1	Press release of Adhera Therapeutics, Inc. dated April 4, 2019.

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADHERA THERAPEUTICS, INC.

April 5, 2019	By:	/s/ Nancy R. Phelan
	Name:	Nancy R. Phelan
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1#	Employment Agreement, dated April 4, 2019, by and between Adhera Therapeutics, Inc. and Nancy R. Phelan.

10.2#	Settlement Agreement, dated April 4, 2019, by and between Adhera Therapeutics, Inc. and Robert R. Moscato, Jr.

99.1	Press release of Adhera Therapeutics, Inc. dated April 4, 2019.

#	Indicates management contract or compensatory plan or arrangement.